For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA ANNOUNCES CONCLUSION OF THE CIVIL ACTION COMPLAINT AGAINST THE COMPANY WITH ALL CLAIMS DISMISSED

Company Announces $2.5 Million Non-cash Impairment Charge for its Dreamworld Casino Operations in Pailin Cambodia

Hong Kong – January 21, 2014 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today announced that the civil action complaint filed against the Company and certain of its current and former directors and officers on March 26, 2010 (as subsequently amended on May 28, 2010 and December 20, 2011) by certain former shareholders of the Company including Prime Mover Capital Partners L.P., Strata Fund L.P., Strata Fund Q.P. L.P., and Strata Offshore Fund, Ltd (collectively, the “Plaintiffs”) in the United States District Court for the Southern District of New York (the “Complaint”) has been concluded with all claims dismissed against all parties.

As previously announced, on December 18, 2013, the Second Circuit had affirmed by Summary Order the District Court’s September 28, 2012 judgment granting the dismissal of the Plaintiffs’ Complaint. The Plaintiffs did not request a rehearing of the Summary Order in the permitted time and therefore, the civil action has been concluded. A detailed summary of the Complaint can be found in the Company's Quarterly Report on Form 10-Q filed with the SEC on November 14, 2013.

Also today, the Company announced that it is in the final stages of its annual valuation review of its Dreamworld Pailin facility and gaming assets in compliance with U.S. Generally Accepted Accounting Principles (GAAP). While operating losses for this property have narrowed in recent months due to strategic improvements in the operating model, the future outlook remains challenging. As a result, on January 17, 2014, the board of directors of the Company concluded that the Company is required under GAAP to record an impairment charge of approximately $2.5 million as of December 31, 2013 related to the Company’s Dreamworld Pailin operations.

Dreamworld Pailin, a casino developed and operated by the Company, opened in May 2012. It is located in an emerging gaming market in the Pailin Province of Northwestern Cambodia next to the Thailand border. The Company saw the opportunity in this regional market but has determined that there is presently an insufficient level of natural player traffic.

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EGT Announces Conclusion of Civil Litigation with Claims Dismissed, 1/21/2014 page 2

Given the high costs associated with acquiring a quality player base in this market, in September 2013, the Company began to transition to a leasing model for its table games at Dreamworld Pailin in an effort to provide recurring revenue and reduce operating costs. Presently, the Company has eleven gaming tables leased on an initial short-term basis to a third-party operator for a monthly rental fee. Under current market conditions, the Company is reliant on the third-party rental income and slot revenue to cover its cash operating costs. However, at the present time, these operations do not generate positive cash flow and Management does not see an avenue to improve profitability under this model.

Therefore, the Company intends to record a non-cash impairment charge of approximately $2.5 million as of December 31, 2013. The impairment charge represents the entire capital expenditure incurred by the Company for the property as of December 31, 2013, with the exception of those assets that the Company believes could be redeployed to other existing properties.

The Company is reviewing all potential options for the Dreamworld Pailin operations, which include seeking additional leasing contracts with third-party table game operators, subletting the entire facility or exiting the Dreamworld Pailin operations altogether. The Company remains committed to its gaming operations development strategy and is actively working to secure new, larger-scale projects located in more established gaming markets in Indo-China.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s ability to secure new table game leasing agreements for its Dreamworld Pailin operations or sublet the premises if necessary and the Company’s ability to secure new casino and gaming projects and fund those projects. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 28, 2013 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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